Exhibit 23.1

Kyle L. Tingle CPA, LLC

PERSONAL FINANCIAL PLANNING

BUSINESS SERVICES & TAX PLANNING

November 30, 2007

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated November 9, 2007 accompanying the audited financial statements of Sparking Events, Inc. as of August 31, 2007, in the Registration Statement on Form SB-2 with the U.S. Securities and Exchange Commission and to our reference to the Firm under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Kyle L. Tingle, CPA, LLC

Kyle L. Tingle

Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road – Suite 450 – Las Vegas, Nevada 89120 – PHONE: (702) 450-2200 – FAX: (702) 436-4218

E-MAIL: ktingle@kyletinglecpa.com